Exhibit 99.1

Subject to Substantial Revision | Subject to FRE 408 and TRE 408
Subject to Confidentiality Agreements each dated as of November 21, 2017

Summary Term Sheet

STRUCTURE / IMPLEMENTATION	▪ Fully consensual transaction
ABL	▪ Remains outstanding and/or refinanced at closing
TERM LOANS AND PGNS	**Debt Consideration** ▪ $[7.0]bn new debt at recapitalized iHeart ▪ [5-7] year maturity ▪ Collateral in substantially all assets of recapitalized iHeart
	Equity Consideration ▪ [87.5]% equity in recapitalized iHeart ▪ [87.5]% of iHeart's ownership in Outdoor[1]
2018 & 2027 LEGACY NOTES	▪ $[300]mm senior debt ▪ New debt will be pari passu with new senior debt issued to the Term Loans and PGNs
10% NOTES DUE 2018	▪ Outstanding balance paid
14% NOTES DUE 2021	▪ $[250]mm junior debt
EXISTING IHM EQUITY	▪ [12.5]% equity in recapitalized iHeart ▪ [12.5]% of iHeart's ownership in Outdoor[1]
MANAGEMENT	▪ MIP to be negotiated
OTHER	▪ Full and mutual releases

Note: Tax analysis of proposed structure is still under review by Kirkland & Ellis and the Company.
1. Reflects iHeartMedia's ownership in Outdoor (e.g., 100% = 89.5% direct ownership). Assumes public stub remains outstanding.

Subject to Substantial Revision | Subject to FRE 408 and TRE 408
Subject to Confidentiality Agreements each dated as of November 21, 2017

Pro Forma Cap Tables and Equity Ownership

MEDIA

iHeartCommunications *($ in millions)*	Maturity	Current	Adj.	Pro Forma
Existing iHC Debt				
ABL Credit Facility[1]	12/24/17	$365	–	$365
Term Loan D	01/30/19	5,000	(5,000)	–
Term Loan E	07/30/19	1,300	(1,300)	–
Priority Guarantee Notes - 9.00%	12/15/19	2,000	(2,000)	–
Priority Guarantee Notes - 9.00%	03/01/21	1,750	(1,750)	–
Priority Guarantee Notes - 11.25%	03/01/21	872	(872)	–
Priority Guarantee Notes - 9.00%	09/15/22	1,000	(1,000)	–
Priority Guarantee Notes - 10.625%	03/15/23	950	(950)	–
Senior Notes - 14.00%	02/01/21	1,764	(1,764)	–
Senior Notes - 6.875%	06/15/18	175	(175)	–
Senior Notes - 7.25%	10/15/27	300	(300)	–
Senior Notes - 10.00%	01/15/18	52	(52)	–
Total Existing Debt		**$15,527**	**($15,162)**	**$365**
New Debt				
Senior Takeback Paper	[12/31/23]	–	$7,000	$7,000
Senior Debt (to Legacy Notes)[3]	[12/31/23]	–	300	300
Junior Debt	[12/31/25]	–	250	250
Total New Debt		–	**$7,550**	**$7,550**
Total Media Debt		**$15,527**		**$7,915**

OUTDOOR

Clear Channel Outdoor *($ in millions)*	Maturity	Current	Adj.	Pro Forma
Senior Revolving Credit Facility	08/22/18	–	–	–
6.5% Series A Senior Notes	11/15/22	736	–	736
6.5% Series B Senior Notes	11/15/22	1,989	–	1,989
7.625% Series A Senior Sub Notes	03/15/20	275	–	275
7.625% Series B Senior Sub Notes	03/15/20	1,925	–	1,925
8.75% Senior Notes	12/15/20	375	–	375
Total Debt		**$5,300**	–	**$5,300**
Total Outdoor Debt		**$5,300**		**$5,300**

PRO FORMA EQUITY OWNERSHIP

Equity Split	Media	Outdoor[2]
TLs / PGNs	87.5%	87.5%
Existing Equity	12.5%	12.5%
Total	**100.0%**	**100.0%**

Note:
1. Assumes ABL is refinanced.
2. Reflects iHeartMedia's ownership in Outdoor (e.g., 100% = 89.5% direct ownership). Assumes public stub remains outstanding.
3. The new debt will be pari passu with the new debt issued to the Term Loans and PGNs.